As filed with the Securities and Exchange Commission on April 18, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:

Ivy NextShares

Address of Principal Business Office:

6300 Lamar Avenue

Overland Park, Kansas 66202

Telephone Number:     (913) 236-2000

Name and address of agent for service of process:

Philip A. Shipp

6300 Lamar Avenue

Overland Park, Kansas 66202

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Registration to be duly signed on its behalf in the City of Overland Park and State of Kansas on the 18th of April, 2016.

IVY NEXTSHARES

By:	/s/ Henry J. Herrmann
Henry J. Herrmann
Trustee

Attest:	/s/ Philip A. Shipp
Philip A. Shipp
Assistant Secretary